Exhibit 99.1

Operator: Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Sunstone Hotel Investors Fourth Quarter 2020 Earnings Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session, and instructions will be given at that time. I would like to remind everyone that this conference is being recorded today, February 12, 2021, at 12:00 pm Eastern Time. I will now turn the presentation over to Mr. Aaron Reyes, Senior Vice President and Treasurer. Please go ahead, sir.

Aaron Reyes: Thank you, operator, and good morning, everyone. By now, you should have all received a copy of our fourth quarter earnings release and supplemental, which were made available yesterday. If you do not yet have a copy, you can access them on our website. Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties, including those described in our prospectuses, 10-Qs, 10-K and other filings with the SEC, which could cause actual results to differ materially from those projected. We caution you to consider these factors in evaluating our forward-looking statements. We also note that this call may contain non-GAAP financial information, including adjusted EBITDAre, adjusted FFO and property level adjusted EBITDAre. We are providing that information as a supplement to information prepared in accordance with generally-accepted accounting principles. With us on the call today are John Arabia, President and Chief Executive Officer; Bryan Giglia, Chief Financial Officer; and Marc Hoffman, Chief Operating Officer. After our remarks, we will be available to answer your questions. With that, I would like to turn the call over to John. Please go ahead.

John Arabia: Thank you, Aaron, and hello, everyone. I can say without hesitation that I'm glad 2020 is behind us, and I firmly believe the better days lie ahead. It goes without saying that 2020 posed the most difficult challenges the hotel industry has ever faced, and we are forced to do things we never thought we would have to do. That said, in rising to the occasion, we and others, working together, also accomplished things we never thought possible. Simply stated, we are not out of the woods yet but we have recently witnessed evidence of a recovery in demand, including leisure, commercial and group demand. We believe if these trends continue, that a gradual recovery has started, and we are likely to resume hotel profitability sometime late in the second quarter or early in the third quarter of this year.

Today, I'll provide a recap of 2020, including our accomplishments here at Sunstone as well as our annual and quarterly operating results. I will then provide comments on recent operating and booking trends, followed by an update on our liquidity and an overview of our 2021 capital projects as we continue to focus on long-term growth. Bryan will later provide more details on our recent earnings, finance transactions, liquidity and dividends.

So let's begin with a recap of last year. Despite the extremely challenging operating environment, we were able to navigate the pandemic and execute on several transactions that increased the quality of our portfolio, reduced our debt and better positioned the company for long-term growth. During the year, we sold two hotels, the Renaissance Baltimore and the Renaissance LAX, for combined gross proceeds of nearly $172 million. These two transactions bring the number of hotels sold in the past three years to a total of nine hotels for gross proceeds of approximately $575 million. In July, we sold the Renaissance Baltimore at a reasonable discount to pre-pandemic pricing, which we believe was a good outcome, considering the asset is a lower quality, urban group-oriented hotel that was losing money and was expected to lose money for some time. In December, we were fortunate to complete the sale of the Renaissance LAX at what we believe to be a pre-pandemic valuation. This was a fantastic execution and a direct result of our strong balance sheet and nimble investment team. We did not have to sell this hotel nor did we need the incremental liquidity, and because of this, we were able to hold the line and extract premium pricing equating to a 6.8% cap rate on 2019 actual earnings. Additionally, during the fourth quarter, we reached a resolution with the lender of the mortgage on the Hilton Times Square, resulting in an assignment in lieu. Given the operating challenges this hotel faced prior to the pandemic, which were only exacerbated by a proposed uneconomic ground rent reset and an increase in property taxes, we expected the hotel to generate sizable cash losses for the foreseeable future. While we were hoping for another outcome, the assignment of our interest in this hotel mitigated what we believe to be a deteriorating situation and, all things considered, was the best outcome in a terrible situation. The departure of these three hotels in 2020 further consolidates our portfolio into Long-Term Relevant Real Estate and further reduces our ground lease exposure. It is worthwhile to note that the combined 2019 RevPAR and EBITDA per key of these three hotels in aggregate was approximately 19% lower and 54% lower, respectively, than the remainder of our portfolio. Additionally, the dispositions leave us with only two ground-leased assets in the portfolio, which we believe compares among the best across all publicly traded hotel REITs.

Despite the limitations in the current environment, we continue to make selective capital investments in 2020 that we believe will result in long-term value creation. During the year, we invested $51 million into our hotel portfolio with the largest project being the complete repositioning and renovation of the Bidwell Portland, which turned out just beautifully. As many of you know, we take a long-term view of our business and so, despite the uncertainty facing the industry in 2020, we chose to accelerate several highly disruptive projects that were on hold awaiting a quiet time to be completed. At our Renaissance Orlando, we completed the first phase of a refresh of the hotel’s large Atrium lobby, including replacing nearly 50,000 square feet of flooring, which would have otherwise resulted in millions of dollars of displacement. The lobby looks amazing and we were able to complete this investment without any displacement or guest impact. At our Wailea Beach Resort, we added 32 beautiful lanai decks, which have significantly increased the appeal and revenue potential of these ocean front rooms. Also in Wailea, we remain on track to complete our solar project in this quarter, which will eliminate approximately 650,000 kilowatts annually of energy and reduce not only our carbon footprint, but also our energy bill by roughly $160,000 per year. And finally, at our DC Renaissance, we have completed the refresh of the porte cochere and the meeting space escalator modernization, both of which would have resulted in meaningful group displacement during normal operating times. In summary, despite very challenging times, we had a productive year at Sunstone.

Let's move on to 2020 operating results. Of our 17 hotels, 15 were in operation at the end of the year, which represents 92% of our rooms in the portfolio and nearly 98% of our comparable 2019 hotel EBITDA. For the full year, comparable portfolio revenues were $233 million and RevPAR was just over $46, which represent declines of 76% and 77%, respectively, compared to 2019. To put this into perspective, roughly three quarters of our comparable revenues in the year were generated in the first quarter prior to the pandemic. Full year comparable property level EBITDA was a loss of $64 million, which represents a decline of 120% relative to 2019, despite a previously thought unattainable 56% decline in same-store operating expenses. Three of our hotels, Wailea Beach Resort, Embassy Suites La Jolla and Oceans Edge achieved positive EBITDA for the year. While these results were not what anybody could have predicted at the start of the year, we are thankful for the very difficult work our operators and asset managers did this year to aggressively manage costs while maintaining a safe environment for our guests and hotel associates.

Moving on to the fourth quarter. Comparable portfolio revenues were $32 million and RevPAR was $25.36, which represent a decline of 86% and 87%, respectively, compared to the fourth quarter of last year. Our fourth quarter RevPAR was challenged by the seasonal slowdown in business and the increase in both COVID cases and stay-at-home restrictions, which had a temporary impact on transient reservations. Nevertheless, our portfolio RevPAR of just over $25 increased from the nearly $18 witnessed in the third quarter and the $3 in the second quarter, as we opened up additional hotels and as occupancy at several hotels increased, particularly our higher-rated properties. Demand in the fourth quarter came from a combination of leisure transient, contract business and event-driven groups that were primarily related to either government or emergency management business. Fourth quarter group business, which was made up of non-congregating room blocks was generally limited to our hotels in San Diego and New Orleans. We have also recently seen a very small but growing number of commercial transient rooms, particularly in October and November, as the workforce started to return to traditional offices and get back out on the road. Furthermore, in December, we saw an increase in holiday travel at Oceans Edge, Wailea Beach Resort, Renaissance Orlando and both of our hotels in San Diego. Leisure demand continues to be the primary source of business for many of our hotels. Our drive-to hotels in resort destinations continue to outperform our city center hotels, particularly on the weekends as people seek travel opportunities away from their homes. Our Oceans Edge Resort in Key West ran 53% occupancy in the fourth quarter at a slightly higher rate than the fourth quarter of 2019, driven completely by a transient leisure business. This spacious resort with six separate pools is an ideal destination for a socially-distanced vacation. Over the New Year's holiday, Oceans Edge ran nearly 90% occupancy with an average rate that was competitive with that of the prior year. Similarly, our hotel in Wailea continues to rebound despite the fly-to nature of the Hawaiian Islands, which reopened for business in mid-October, albeit with significant testing requirements and limited open amenities. As expected, demand in Wailea has been building slowly with occupancy levels in the range of 19% to 23% per month. As Wailea's occupancy builds, we continue to maintain our premium pricing integrity and have been disciplined in our approach to revenue management as opposed to lowering prices in hopes of creating demand. Our November ADR at the property was 13% higher than the previous year, and our ADR from Christmas to New Year was over $725. We continue to believe that our outstanding hotel product and desire by travelers to vacation in Maui will allow us to maintain our high rates while building occupancy, as more people feel comfortable traveling.

Now let's take a look at our quarterly group performance. Group business increased sequentially in the fourth quarter compared to the third quarter from 21,000 room nights to 32,000 room nights, or about 24% of the total room nights achieved in the quarter. Current group business continues to be composed primarily of government and emergency management related

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groups, all of which tend to book with little lead time. That said, we have also started to see a few incidences of traditional groups keeping their meetings as planned. For example, while certain isolated events that showed up were small compared to historical events, a sports group kept their room block at our Renaissance Orlando in early January and two medical groups recently showed up at Wailea Beach Resort. During the fourth quarter, property level expenses declined by 70%, which includes the benefit of approximately $8.7 million of operational level credits and adjustments, including several real estate tax adjustments and employee tax credits.

Despite such material decline in cost, the challenging demand environment resulted in property level adjusted EBITDA loss of $18 million in the fourth quarter. Now, a loss of $18 million is nothing to get excited about, but it does show continued improvement from the third quarter, which had a loss of $32 million for the comparable portfolio. Similar to the third quarter, the fourth quarter property level loss was several million dollars better than we anticipated, even after accounting for the credits we received. We continue to work with our operators not only to reduce expenses in the short term, but also to identify efficiencies and other improvements to our operating model that are expected to generate sustained cost savings for owners as demand returns to our hotels.

So let's dig in more to the forward-looking trends for both group and transient business, starting with group. We believe 2021 group business will ultimately depend on the speed and efficacy of the vaccine distribution and the degree to which that allows us to return to normal. In the near term, cancellations in the first quarter of 2021 are trending in line with that of the fourth quarter of last year, and we would expect limited group room nights outside select government-related groups. Looking at the second quarter, our group cancellations have increased over the last 90 days, but at a much slower pace than what we saw in recent quarters. Several groups remain intent on holding their events in the second quarter, including a couple of association events in San Diego and a few small citywides in Boston. This gives us some confidence that group room nights will begin to increase in the second quarter and then, as the distribution of the vaccine becomes more widespread and as travel restrictions and social distance requirements ease, group trends will accelerate in mid-to-late summer. Given the expected vaccination trajectory, meeting planners have become more confident about holding their events in the third and fourth quarter, and we've witnessed minimal group cancellations for that time period. Based on these assumptions, we expect our portfolio will perform materially better in the second half of 2021 and specifically in the fourth quarter.

The recent pace of future group bookings also points to recovery. Following the loosening of stay at home orders in the earlier part of this year, we saw a meaningful increase in bookings and group lead volume. In January, our portfolio group lead volume was up 130% over December, and the total number of leads reached a level not seen since last March. From a production standpoint, Hilton San Diego Bayfront had its highest January group production in the last six years, with over 17,000 room nights booked and Boston Park Plaza booked several large pieces of business for the third and fourth quarter. In New Orleans, Jazz Fest, French Quarter Fest and two other festivals were rescheduled for October, and now every weekend in October has the potential for market compression, which is great and something we have not seen in quite some time.

Looking further at group bookings. Since the beginning of the fourth quarter, we booked 140,000 new group room nights for all future months, excluding the rebooking of previously canceled groups. While a portion of these bookings relate to isolated event-driven business, the remaining balance still represents an acceleration from previous months and demonstrate there's pent-up demand to hold meetings when conditions permit. In addition to new bookings, to date, we have rebooked 266,000 group rooms nights that previously canceled, or approximately 25% of all canceled group room nights since the start of the pandemic. We would expect that number of rebooked rooms to increase as another 3% of canceled rooms are at various stages of reworking their contracts and an incremental 24% of canceled room nights have expressed interest in rebooking and are working with our sales team to potentially secure new dates. Taken together, the new groups booked since the beginning of the fourth quarter and all rebooked groups and those in the contracting process, represent approximately $100 million of group room revenue and approximately $125 million of total group revenue. We are confident we would not have captured all of this business if we did not keep sales professional on property to work with and take care of our meeting planners and group customers. While our 2021 group room night pace is down materially compared to pre-pandemic levels, we currently have approximately 290,000 group rooms on the books for 2021, representing $62 million of group room revenue and a significant increase from the book depressed 2020 levels.

In addition to the more optimistic outlook for group business, transient trends are also showing signs of improvement, particularly after the vaccine distribution began. Looking at the historical trajectory, in mid-March 2020, net transient bookings quickly turned sharply negative, meaning reservation cancellations materially outpaced new reservations as travel came to a historic standstill. Weekly net transient reservations generally remained negative through the middle of July and then gradually increased through mid-October as more hotels opened. Around late October or early November, net transient reservations

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remained positive but decelerated as the weather turned cooler and COVID-19 cases spiked. That said, I'm pleased to report that net transient reservations have rapidly improved since vaccine distribution began and our weekly forward bookings, while still short of normal levels are at the highest levels that they have been since the first week of March 2020. Following the onset of the pandemic, the booking window grew increasingly short with most reservations being made within a few days of arrival. We are now starting to see the booking window extend. For example, Oceans Edge has had a significant increase in transient bookings that span over a three-month period. Similarly, we are starting to pick up transient reservations as far out as the fourth quarter, particularly in places like Wailea. For the second half of the year, Wailea has 13% more transient rooms on the books compared to the same time in 2019, and the outlook has been improving weekly. While it is obvious that we still have a long way to go to get back to normal operating levels, the trend is clearly headed in the right direction, particularly as the majority of our portfolio is open and vaccine distribution continues to accelerate and show promise.

Now let's talk a bit about our improving cash burn. On our last call, we provided an estimate of our monthly cash burn, assuming the majority of our portfolio is in operations, but would continue to run at very low occupancies. At that time, we established that we would incur property level cash losses of approximately $10 million to $13 million a month and when combined with our corporate expenses, debt service and preferred dividends, represented a total monthly cash burn of $16 million to $20 million before CAPEX and extraordinary items. Our r actual hotel level cash burn for the fourth quarter was approximately $9 million per month and when combined with our corporate cash requirements, equated to a monthly burn rate of $16 million on average, which was at the low end of our estimated range. We continue to fine-tune our operating model at the prevailing occupancy levels and remain focused on minimizing operating expenses. We currently expect that our first quarter monthly corporate cash burn rate before capital investment will range from approximately $14 million to $17 million per month, or a 14% decline from the previously provided range. Furthermore, if occupancy begins to increase, we would expect second quarter cash burn to decrease significantly and anticipate that our portfolio could achieve monthly profitability late in the second quarter or early in the third quarter and that our monthly corporate cash usage could achieve breakeven levels by the end of the third quarter.

So let's switch gears and talk a bit about our significant and enviable liquidity position. We ended the year with $368 million of unrestricted cash and full availability on our $500 million credit facility. Our year-end cash balance included the proceeds from the sale of the Renaissance LAX, as well as the repayment of the mortgage secured by the Renaissance DC, which was paid off just prior to year-end. The repayment of the DC loan eliminates roughly $10 million of annual debt service and will leave us with only three mortgages. As our cash burn rate continues to decline, we are increasingly confident that a notable portion of our existing unrestricted cash balance is available for investments that we believe are likely to become available in the next several quarters. That is, we're one of the few companies that is not dependent on credit facility draws or other borrowings to fund meaningful acquisitions.

From a capital perspective, we plan to invest approximately $70 million to $80 million into our portfolio in 2021. Our largest project this year will be the Renaissance Washington, D.C., where we have been worked with Marriott on a plan to convert the hotel to the Westin brand. As part of the conversion, nearly all areas of the hotel will be reinvented, including a full renovation of all 807 guest rooms and bathrooms, conversion of a majority of bathtubs to showers, the addition of nine new keys, upgrading the fitness center, the redesign of all public spaces, meeting areas and food & beverage outlets as well as enhancements to the exterior facade. We believe the Western brand will elevate the hotel's positioning, allowing it to better compete for both group and transient customers and ultimately enhance the long-term earnings potential and value of the hotel. The renovation work will begin later in 2021, and the rebranding will occur in 2022 once the repositioning is substantially complete. We anticipate that the total investment for the conversion will be approximately $70 million, with nearly $30 million of that spend occurring in the current year. This investment is roughly $30 million over the cost of a cyclical renovation, but one that we believe will generate a low to mid-teens return on incremental investment, given the increased rate potential. We are excited about this project and look forward to working with Marriott on another successful repositioning.

In addition to the conversion project in Washington, D.C., we have several other value-enhancing projects planned across the portfolio this year. At the Hilton San Diego Bayfront, we are renovating the ground floor by redesigning and re-concepting our restaurant and converting a formally leased restaurant space into a meeting space. The new meeting space will enable us to sell more group rooms and allow for the combination of indoor and outdoor waterfront meeting space that sits adjacent to our event lawn. At our Boston Park Plaza, we are converting another former ground floor retail space into an additional meeting and pre-function space. Similar to our successful Avenue 34 meeting space, we anticipate this will also be highly sought after for social catering events and will provide additional breakout space to attract large groups. Finally, we are adding a second adult serenity pool at our Wailea Beach Resort, to better accommodate guests and to further enhance our overall resort experience.

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To sum things up, we believe that the worst is behind us, and we are now in a period of transition. The vast majority of our portfolio is operating, and we are seeing trends that give us increased optimism and confidence that we are on the path to return to profitability in the second half of 2021. And finally, our significant cash on hand before drawing down on our credit facility not only provides us with stability during these uncertain times, but will also allow us to fund attractive investments earlier than others who may be focused on shoring up liquidity.

With that, I'll turn it over to Bryan. Bryan, please go ahead.

Bryan Giglia: Thank you, John, and good morning, everyone. As of the end of the quarter, we had approximately $416 million of total cash and cash equivalents, including $48 million of restricted cash and an undrawn $500 million revolving credit facility. During the quarter, we utilized proceeds from the sale of Renaissance LAX, along with cash on hand to repay the $108 million mortgage secured by the Renaissance Washington, D.C. The repayment of this loan removes our highest cost piece of secured debt, eliminates nearly $10 million of debt service per year and leaves us with only three secured mortgages remaining in the portfolio. During the quarter, we also executed amendments to our unsecured debt agreements, which provide for additional covenant relief and extend the financial covenant waiver period until the first quarter of 2022. We appreciate the ongoing support of our high-quality lending group throughout this process.

Our balance sheet remains strong with significant liquidity and continues to position us, not only to successfully navigate the current operating environment, but to also allow us to take advantage of opportunities that may arise as the industry recovers.

We continue to focus on managing our costs and minimizing hotel expenses while maintaining our properties in good condition and opportunistically investing in projects that would have resulted in material displacement. Working with our operators, we have reduced operating expenses by approximately 60% to 70% since the start of the pandemic. Our current projected cash burn rate is now $14 million to $17 million per month before capital expenditures, which is reduced from our previous range of $16 million to $20 million per month and down from the actual fourth quarter burn of approximately $16 million.

Shifting to fourth quarter financial results, the full details of which are provided in our earnings release and in our supplemental. While fourth quarter performance was significantly better than third quarter, operations continue to reflect the most dramatic decline in hotel demand the industry has ever seen. Fourth quarter adjusted EBITDA was a loss of $19 million and fourth quarter adjusted FFO per diluted share was a loss of $0.16. While we were anticipating the fourth quarter results would show sequential improvement, the actual results also benefited from approximately $8.7 million of operational level credits and adjustments, some of which may not repeat in the first quarter of 2021.

While we are not providing guidance at this time, let me provide a basic framework on how we are thinking about 2021. As we've noted, we expect our near-term monthly corporate cash burn to be between $14 million and $17 million before CAPEX. That is our assumption for the first quarter, which is marginally better, but generally in line with the fourth quarter of last year. As the year progresses, we anticipate that the monthly cash burn will decline meaningfully, and we expect to reach hotel profitability by the end of the second quarter or early third quarter. The rate of acceleration will depend on the success of vaccine distribution, the continued easing of state and local restrictions and the return of group travel. As John indicated, we are seeing multiple signs of demand acceleration, especially in the back half of the year.

Turning to dividends. We have suspended our common dividend until we return to taxable income, which may or may not occur in 2021. Separately, our board has approved the routine quarterly distributions for both of our outstanding series of preferred securities.

And with that, we can now open the call to questions. Operator, please go ahead.

Operator: Ladies and gentlemen, if you wish to ask a question at this time, please signal by pressing "star" "1" on your telephone keypad. Please ensure that the mute function of your telephone is switched off to allow your signal to reach our equipment. We ask that you limit yourselves to one question plus one follow to allow all our participants the opportunity to ask a question. Again, that is "star" "1" to ask a question.

Our first question today comes from the line of Michael Bellisario of Baird.

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Michael Bellisario: Good morning, everyone.

John Arabia: Hey, Michael.

Michael Bellisario: John, first one for you. Just maybe on the prospects for external growth. Could you maybe frame how you're thinking about what an accretive transaction or the metrics of a potentially accretive transaction would look like?

John Arabia: Really no change from before, we are underwriting based on what we think the long-term earnings potential of the asset are, discounting it based on overall risk that we see for the asset. We are clearly targeting Long-Term Relevant Real Estate. Some of those hotels, the discounts on those types of hotels I think has been smaller than what we see for more commodity assets that have garnered larger discounts to pre-pandemic pricing. Michael, I'd say it's similar to how we underwrite assets in the past, albeit with a much different starting point now.

Michael Bellisario: Got it. And then I do have one more follow-up on a different topic. Thanks for that though. Just on the Hyatt Regency in San Francisco, not your property, but there was a new one, a conversion announced in December. It's a lot of new Hyatt rooms coming into the market. Did you have a say in that deal getting done at all? And maybe more broadly, how are you thinking about brand conversions that might occur in other markets that might impact your portfolio, both from a value perspective and a performance ramp up perspective?

John Arabia: No, we did not have a say specifically in that conversion. I feel a lot better about the fact that those rooms already exist in the market, already are a competitor to the hotel. And so to me, it's much better than if a significant hotel had been built and added to the comp set particularly under the same brand family. So not all that concerned about it, quite honestly. But no, we did not have a specific say in that new addition.

Michael Bellisario: And are you seeing anything else similar to that in terms of conversions, big conversions in any other markets? Or do you kind of see this as more of a one-off opportunity in that market?

John Arabia: Probably a better question for some of our operating partners. I can only really speak to conversions of our own portfolio. And our big news recently is, I think, very exciting news. When you take a look at our Renaissance D.C., the location of that asset has just improved so markedly over the past decade. It really has become the center of D.C. with the addition of City Center, Anthem Row, the flagship Apple store that's in the Carnegie library literally outside of our door, and being so close to the convention center. Working with Marriott, we've come up with a phenomenal repositioning plan to take that asset up market and have it be a flagship property for the convention center and for commercial transient. We think that we can capture a rate premium that's already in the market, once we provide a product that will compete head-to-head with those assets and with a brand that I think will fit very well on that asset when we're done. So in terms of rebranding, conversion, et cetera, we're actually really excited about that.

Michael Bellisario: Perfect. Thanks for all that.

John Arabia: Thanks, Michael.

Operator: Our next question comes from Lukas Hartwich of Green Street.

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Lukas Hartwich: The Westin conversion is really interesting. Hey, John. The western conversion in D.C. is really interesting. That asset already performed pretty well in the market. So I'm just kind of curious what the aspirational goal is on things like RevPAR index or other metrics like that.

John Arabia: Yes. We think we can move that asset $20 in ADR, maybe even more and compete even better with the two primary competitors, which are great hotels in that market. We think we'll compete head-to-head with them. Just given that location. We focus quite a bit on great locations and then over time, we can adjust the portfolio offerings or the property offerings to match those locations. And this is something that we've seen over the past ten years, our location just keeps getting better and better and better and so this is something that we've been working on for some time and we're excited about. Yes, we think we can close the gap on some of those competitors.

Lukas Hartwich: Great. And then my other question is just on the transaction market. Obviously, you’re underwriting hotels and I'm just curious how the tone has changed post the vaccine news in November. My gut would be that whatever the discounts were pre that news were larger than what they are today. But obviously, we haven't seen many transactions close post that news. So just curious kind of the tone of the conversations you're having?

John Arabia: I think that's a fair assumption, Lukas. A lot has changed in people's psyche since the vaccine news was so positive. We've seen it in the stock market, we've seen it in the financing market. 90 days ago, I couldn't tell you that there was an active CMBS market for hotels, for example and we have clearly seen a bit of a fine. I wouldn't say it's healthy, healthy level yet, but a bit of a thawing in the CMBS market, where various banks are actually quoting CMBs for select service portfolios or maybe certain specific assets, particularly those that have higher levels of occupancy. I wouldn't say it's available for all hotels, but all of those things, I believe, as your question suggests, I believe that the ask on assets, and the bid on assets is up from where it was 90 days ago.

Lukas Hartwich: Appreciate it. Thank you.

John Arabia: Thanks, Lucas.

Operator: Our next question today comes from David Katz of Jefferies.

David Katz: Hi. Morning, everyone. Good to hear healthy voices. I wanted to go back, and I know you offered a fair amount of commentary about group business and it's something we ponder a fair amount when we talk about bookings because we expect that there should be a fair amount of pent-up demand that would come, but the restrictions around those bookings or the flexibility within those bookings cause us to just think about the sincerity of those bookings, right? And presuming they can come, will they come? Would they come? Is there any sort of depth of color you can provide about that?

John Arabia: Sure, and David, it's obviously still a fluid situation, but instead of meeting planners focusing on what those restrictions are now, our conversations with the operators and meeting planners have been where are those restrictions going to be in 3, 6, 9 or 12 months. And there is a building amount of confidence, whether that's right or wrong, there's a building amount of confidence that by the time we get to, let's say, late summer, that certain groups will be allowed to meet. By the end of the year, it will be even higher. That's the expectation. Now, as I said, this remains very fluid, that can come quicker, or it could be delayed. Obviously, depending on the rollout and efficacy of the vaccine and how comfortable people will feel, but I will tell you the desire to meet is there. The desire to travel is there. As simple evidence by what we're seeing and I talked about it in our prepared remarks about what we are seeing from our group meeting planners and from transient guests. The fact that we have more reservations on the books right now for Wailea in December of this year than we did last year, tells you something. The fact that groups are trying to find spaces and are insistent they're going to have these meetings, tells you something. So the desire to do it is there, we just need to make sure that the vaccine rollout works, and hopefully, that's the case.

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David Katz: Right, and I wanted to ask what insights or any hard information we may have available regarding business travel. Whether the likes of us and our ability to travel or willingness and ability to travel, how you're thinking about business travel in the mix as we go forward also?

John Arabia: So we started to see a little bit of a trickle of business transient travel, our BT accounts in the fourth quarter. It was small numbers, but it was actually fairly widespread across the portfolio. So business transient travel for our portfolio on the typical time period probably makes 35% of our total business. In the fourth quarter, it only made up about 3% to 4% coming through those BT channels. But that was better than what we saw before, and again, it was widespread. So we are seeing pharma, universities, defense contractors, some project business and some hospital business that has started to show up. I would not say that we've seen significant business from financial yet as a lot of those folks still are not back in the office or traveling, but some of the other businesses, we've actually seen little trickles of business and we're seeing more and more BT reservations starting to come in. Again, it's lagging leisure, it’s lagging group activity, but we're starting to see that business transient, those BT accounts, starting to produce a little bit more, particularly after the vaccine rollout began.

David Katz: Thank you. Appreciate it.

John Arabia: Sure.

Operator: Our next question comes from Dany Asad of Bank of America.

Dany Asad: Hey. Good morning, everybody.

John Arabia: Hey, Dany.

Dany Asad: John, I just want to start out by saying this is probably the most positive tone we've heard out of you in a few years, so maybe you want to just drill down a little bit on some of these trends. So can you help us with giving us maybe a little bit more insight on the type of groups that are confirming these events? I know you gave a little bit David's question, but just be a little bit more specific, are you seeing this group activity in any specific markets like San Diego, or is it a bit more broad-based?

John Arabia: I'd say it's a little bit more broad-based in our discussions with groups. As I said in the prepared remarks, I used an example of the great group bookings that we had in San Diego in January, which were just fantastic. In the third quarter, I think we will see a little bit more SMERF, regional, local association and there are a small number of citywide business that we think could show up but there is still some amount of uncertainty and there's a little bit of corporate group. So I would say it's fairly widespread.

Dany Asad: And then for the leisure piece, when you're talking about leisure demand acceleration, do you have a sense for how much of that is coming out of Hawaii? Is Hawaii skewing the numbers at all. It sounds like you were pretty positive on that. So I was just wondering how the portfolio looks excluding Hawaii?

John Arabia: Yes. Good question. Wailea and Oceans Edge are skewing those numbers. Even though we're getting increased transient business, even in some hotels like Hilton Bayfront that traditionally aren't leisure hotels. I think the desire for people to get out of their homes and do something more similar to normal. I know, for example, in San Diego, SeaWorld is just reopening and things like that, that people want to get out, even if it's a close drive from their home. But you're right, Dany,

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that skewing those numbers a bit are Wailea and Oceans edge. I will tell you that as soon as the vaccines came out and it looked like the restrictions in Hawaii would continue to ease, our phone has been ringing off the hook in Wailea. In fact, the message to all of you now, if you plan on going on spring break, summer break or festive season, start looking to make your reservations now because I honestly believe great hotels are going to fill up and there's not going to be rate sensitivity.

Dany Asad: Fair enough. Thank you so much. That's it for me.

Operator: Our next question comes from Rich Hightower of Evercore.

Rich Hightower: Hey. Morning, guys.

John Arabia: Hey, Rich.

Rich Hightower: John, I k want to follow-up a little bit on the last question in terms of skewness within the portfolio and thinking about that sort of overall profitability hurdle that you've talked about late 2Q, early 3Q. How many hotels in the portfolio, does that apply to and how do you see sort of skew within a 17 hotel portfolio in that sense?

John Arabia: Rich, are you talking about how many of our hotels do we think could be profitable within the portfolio by the second or third quarter?

Rich Hightower: Yes, that's a simpler way to ask what I asked.

John Arabia: Yes. I don't know if I have that in front of me. It's going to be a mix. There will clearly be some of the city center hotels that I would say will be behind that. I would expect some of the hotels that are already profitable or approaching profitability will be into profitability. I don't have a number in front of you, Rich, just hotel by hotel, but there will still be some hotels that are losing money by the second and third quarter, I'd suspect.

Bryan Giglia: Yes. For the larger group hotels, a safe assumption there will be those will become profitable or expect to be profitable later than the leisure or smaller city center hotels. So our expectation is the Waileas, the other hotels that either were profitable in the fourth quarter or very close to profitable, the New Orleans assets, Key West, those will lead and then the larger group hotels, the expectation is those will be later as we move into the fourth quarter.

Rich Hightower: Okay. That's what I thought. That's a helpful explanation, though. I guess, in a similar way, when we think about the sort of highly rated business at assets like Wailea, like Oceans Edge, a lot of that's sort of thanks to the mix at the hotel and perhaps limited inventory in the market at times or maybe it's just the neighborhood that it's in, right, thinking of Wailea in that context, but as we sort of see a broader reopening in urban markets, in big box, group assets, how do you expect that rate integrity equation to play out as you're then competing with other owners whose balance sheets are differently structured, maybe a little more distressed than what Sunstone has? How do you expect the pricing dynamic to play out? And does that factor into the assumptions that you make around your own portfolio's profitability?

John Arabia: It has been factored in, Rich. And I would agree with you, Wailea aside, Oceans Edge aside, specific weekends aside, pricing, I think, will remain challenged for some time in this transition period. I don't see any way around it. If a market is running 30% or 40% occupancy and let's say, maybe even a little bit better on certain days midweek, you're still not going to get pricing compression for some time. So I think it's going to be gradual. We've assumed in our comments that rate will be depressed and will remain depressed in general until we get back to some level of normalcy with occupancy.

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Bryan Giglia: If you look at the group component, business that we are rebooking into 2021 and then business that's being rebooked into 2022. 2021 is flat to down a percent or a couple of percent to what it was originally booked in 2020 or early 2021. Business that's being booked into 2022 is being booked at a premium to what should have been booked for 2020 or canceled in 2020 and rebooked. So from a group perspective, we're making sure that our operators are maintaining the pricing integrity, and we're seeing that in the business that is being rebooked.

Rich Hightower: Okay. Thanks for the comments, guys.

Operator: Our next question comes from Anthony Powell of Barclays.

Anthony Powell: Hi. Good morning, guys.

John Arabia: Hi, Anthony.

Anthony Powell: I have similar questions on group, what do you think meeting planners need to see precisely in order to continue with their meetings? Do we just need to see local restrictions go away? Or do you see things like your attendees being vaccinated, testing being provided at the hotel, are the meeting planners asking for any new accommodation or any new types of meetings or any types of layouts? What are they looking for in order to make sure that they can actually proceed with these events?

John Arabia: I think it's all the above. I think there's a lot of individual conversations going on at each hotel. What are the spacing requirements? What are the local travel or gathering restrictions? I think a lot of people are going under the assumption that restrictions will continue to ease over time as more and more people get vaccinated and as the caseloads and hospitalizations decline. So I think it's all of those things, Anthony.

Anthony Powell: Got it. And you talked a lot about more transient demand in Key West, San Diego, Hawaii on the leisure side. What about your large urban markets, Boston, D.C., Chicago, San Francisco? Are you seeing any kind of signs of life there? And what do you think you would need to see in those markets in order to get some transient business back? Is it just local attractions being open like theater and whatnot, museums, restaurants? What is the prospect for leisure in those markets?

John Arabia: Increases, but increases off of very, very small bases in some of those city center locations. So we are seeing a little bit of an increase in pickup in transit reservations. For example, in Boston, I'm looking at our list right now in D.C., in New Orleans, in Chicago, but it's small increases or they are increases off of a small base. The larger increases that we have seen, and it makes sense, it's first going to be in leisure, and then I feel confident that we will see increases in business transient but that's starting off of a lower base, and I think it's just going to take a while.

Anthony Powell: Okay. Maybe just one more in terms of the transaction environment. You talked about discounts to prior COVID levels being, I guess, reducing as post-vaccine time as we're in the post-vaccine time period. What about deals where the pricing may be at or above pre-COVID levels? Would you entertain those type of acquisitions if the asset demands it?

John Arabia: So far, I don't think I've seen anything that would trade at a premium to pre-COVID pricing. I think there's been some decent transactions right around pre-COVID pricing but to date, I don't think there's anything that I thought has been a premium thereto. The things that I think are getting closer to pre-COVID pricing would be, LTRR, Long-Term Relevant Real

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Estate, particularly in leisure markets or drive-to markets or if somebody is just making a bet on a certain really high-quality asset over time.

Anthony Powell: All right, thank you.

John Arabia: Thanks, Anthony.

Operator: Our next question comes from Smedes Rose of Citi.

Smedes Rose: Hi. Thank you. I just wanted to ask you reauthorized the buyback program up to $500 million of shares. Could you just talk about where buybacks sort of line up in your uses of cash as you think about the next few quarters?

John Arabia: Historically, we have used buybacks as a capital allocation tool and early last year we bought back just over $100 million worth of stock. As we stand here today, we are up on that trade. I didn't think the pandemic was coming, but still bought at a margin of safety that we thought would look good over time and I still feel confident about that. So just philosophically, we believe the share buyback is an important tool, if you have the right balance sheet that can accomplish such things. As company policy, we don't provide pricing levels that we would buy back stock. We as a board approved both the ATM and the buyback as we do as annual practice, just to make sure that we have those tools in place, should something crazy happen or some dislocation in the market. It seems that has occurred here just even recently, not in our name, but in other sectors. So those are just tools in place. As I think you noticed, Smedes we are not allowed for our covenants to buy back stock right now but hopefully, we get back into compliance at a certain point here in the not-so-distant future, where we have those abilities granted back to us.

Smedes Rose: Okay. And then I just wanted to ask you on the Westin conversion, you mentioned about a $20 move in rates to help the returns. Is Marriott helping at all to incentivize that or do they just sort of stand by and remain as a manager there?

John Arabia: Well first of all, we're approaching this together as they're our operating partner there. Financially, are they supporting it? No, I wouldn't say financially they're supporting it, but they have various incentives to make this work and I think those incentives are aligned. For example, when I take a look at what we did in Wailea, Marriott rightfully is making a heck of a lot more money than they would have if we hadn't repositioned that hotel, and that's a good thing, because that project has been, even in spite of the pandemic, that project has been a home run.

Smedes Rose: Okay, I just didn’t know if there were maybe like any sort of operating guarantees or a break on fees or anything while you did it, but if there's not, that's fine, I was just wondering. Thank you.

John Arabia: Thanks, Smedes.

Operator: Our next question comes from Thomas Allen of Morgan Stanley.

Thomas Allen: Hi. It's Thomas. So when you're underwriting deals, can you just talk about your considerations when underwriting a relatively new asset or a new-to-market asset like Oceans Edge versus you've done more kind of repositioning assets like Wailea? Thank you.

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John Arabia: Sure, it's all the same process. It's what do we think the asset can do over time relative to the competition and given the demand drivers in the market. Then we approach it as does the property need capital or not or asset management? What I like about our overall strategy and tactics is that focus is always going to be on Long-Term Relevant Real Estate, but there are several ways to get there and whether that's buying something brand new that requires asset management, buying something that is deemed stabilized, such as the Hyatt Embarcadero, but our asset managers came in and found lots of ways to increase profitability. We increased profitability there through repositioning the food and beverage, working with Hyatt, we came up with different sales strategies to group up the hotels that worked out incredibly well over the past several years, obviously, excluding the pandemic. But then I also think a core competency of ours is deep value turnaround. And when I take a look back at the initial reaction to taking on Boston Park Plaza and Wailea was initially fairly negative. Boy oh boy, those projects have turned out great. I'm glad we did them, and it's something that I think we do well and something that our operating partners have a great level of confidence in that we will achieve. I think it's worth mentioning that those operating partners give us an incredible amount of room to do what we do because they know that we will do it right, and it has a high-risk of being successful.

Thomas Allen: Helpful color. And then just as a follow-up, any updated thinking on the long-term cost structure of your hotels versus pre-COVID levels? I mean, do you think costs will be down 10%, 15%, 5%? How are you thinking about it?

John Arabia: Yes. Like the old saying, never let a crisis go to waste. There's a lot of discussions that Marc Hoffman and other owners are having with Marriott, Hilton, Hyatt and other operating partners on what are the operations of the hotels look like in the future? And the on-property opportunities would be workforce innovation, organizational changes, management restructuring, but then there's also a lot of fees and services coming from some of our operating partners that I think need to be rationalized, which we've talked about in previous calls and at various conferences. I think those are real. Could we get, all things held constant, 100 to 200 basis points in EBITDA margin over time that's sustainable? Yes, I think that's real.

Thomas Allen: Thanks, John.

John Arabia: Thank you.

Operator: Our next question comes from Chris Woronka of Deutsche Bank.

John Arabia: Hey, Chris.

Chris Woronka: Hey. Good morning, guys. Yes. I'm here. Can you hear me?

John Arabia: Yes, sure can. Go for it.

Chris Woronka: Okay. Thanks. So first question was kind of on the Renaissance Westin conversion in DC. I think you still have three other renaissances and two of which I think are in markets you really like long term. Are there going to be similar opportunities on those or is this really just kind of a one-off?

John Arabia: So far, this is a one-off project, but we're open to discussion and open to evaluations in the future.

Chris Woronka: Okay. Fair enough. And then as you may begin to see more acquisition opportunities put in front of you, does this concept of new normal change your thinking at all in terms of markets that you might invest in now that you might not have previously, whether it's s Nashville or an Austin or other places?

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John Arabia: That's funny. We've looked at Nashville several times, so I would say that, that's always been on the list, although while the demand dynamics down there are great, the supply dynamics down there just really give us a pause, while we love the market long term. Does it change the way we look at certain markets? Maybe a little bit on the margin. I think anytime you go through something this significant and see the reaction, whether or not it's a potential change in demand drivers, the reaction from either property taxes or the cost of labor or what have you. It should cause you to pause and reflect on what you thought were normal operating or investing parameters previously. So I would say on the margin, yes, we have changed our view on a couple of markets, maybe a little bit worse in certain areas. I will tell you, it hasn't changed my viewpoint on owning LTRR, I feel stronger about that now than I did before. I feel worse about owning commodity assets now than I did before. The simple fact that LTRR, we always thought that it would hold its value, and that has clearly come through in this downturn. We're getting calls from folks looking to buy great assets from us and the conversation is very simple. Those assets have held their value and would expect to continue to outperform over time because that's where people want to go. That's what people want to own.

Chris Woronka: Okay. Very helpful. Thanks, guys.

John Arabia: Thanks, Chris.

Operator: Our next question comes from Bill Crow of Raymond James.

Bill Crow: Good morning, guys. Appreciate the time and the commentary. John, on the citywide front, and it's early, I get it, but can you point to any events coming up this year that would be kind of the canary in a coal mine in a good way that would signal that groups are back, something we can keep our eyes on?

Marc Hoffman: Hey, Bill, it's Marc Hoffman. I can't point to a specific group, but I think, as John talked about, with the timing of the vaccine, I think is the most important thing. There are some key citywides in Boston and there's a few in Chicago and then really in Q4, there are several scattered around the country. So, I think it will depend on how they hold and, most importantly, it will all depend upon what the city municipalities decide.

Bill Crow: Yes. Okay. So there's nothing that you can say, “boy, in June, we've got this chance, but if it doesn't happen, that's a setback”. There's nothing like that, that you can really point to? That's fair.

John Arabia: No, Bill, I don't think I'd pin it on one group out there. I think we'll get a better picture as time goes on because each different either company, association, et cetera, is going to either be more aggressive, more conservative. Does the hotel line up well for what they need to do? Does the location, are those restrictions more accommodative or more restrictive? I think there's too many variables to point to then to say is the housewares conference in Chicago going to show up or something like that.

Bill Crow: Right. That's helpful. And you pointed out that the meeting planners are more optimistic, which that is their job, I hope they are, but are the CEOs more optimistic? Do you think they're willing to spend the money to either host the event or send people to events? Or do you think we've seen some permanent level of attrition at group events? I know we have to kind of think ahead, and it's too early now, but what's your thought from that perspective?

John Arabia: So let's first take associations. I think the associations absolutely want to meet. Their large meetings are typically one of their biggest fundraisers for the association itself. So, let's all face it, while we're all getting used to Zoom and WebEx and all these other things, for meeting a group of several hundred people, it's absolutely awful. It just doesn't work.

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You don't get the same benefit of being in person. So because of those reasons, I think associations clearly are going to want to travel more and are antsy to get back out there once it's safe, and that's what we're all focusing on. For the corporations, and Bill, I would push it back to you a little bit to what kind of industries are doing well versus not doing well. Obviously, hotels, cruise lines, airlines, restaurants, those types of industries are really on a back foot right now and struggling financially. So I could see some of those types of industries saying “no”. Some of the other types of industries that I think are absolutely doing well, they are cash rich, their share prices are high, they're competitive. Those types of industries, I think, do exceptionally well, and it's not a limitation. You don't have the CFO saying, hey, we need to cut expenses. I think quite the opposite. They're in a growth mode. So I would say that there's a bit of haves and have nots at least from what I see.

Bill Crow: Yes, I appreciate it.

John Arabia: I'm sorry, go ahead, Bill.

Bill Crow: No, go ahead, John.

John Arabia: In the beginning, should we expect to see greater attrition at any group that shows up? Absolutely. For example, if an association shows up, we're all used to going to Nareit. Would I expect the Nareit, whenever the next Nareit shows up, would I expect attrition to be up meaningfully, attendance down meaningfully from where it was in 2019? I think that's an absolute assumption people should take away. Now what our properties are doing is we're also scrubbing those numbers pretty meaningfully when we're thinking about a group showing up.

Bill Crow: Yes. I appreciate that. If I could just ask you on the external growth front, my takeaway, I think I captured it right was you don't really expect to see distressed pricing on Long-Term Relevant Real Estate, assuming it doesn’t need a major makeover or new management or anything else. You're just not going to see that distress in those sort of assets and certainly, you're unwilling to sell at those distressed levels. And I guess my question is as you think about, and I think last quarter I asked you whether you had bid on the assets, and you said, yes, and you can address that or not address that this time, but do you think there's more competition, different competition, less disciplined money out there looking at some of these deals?

John Arabia: Yes, there was a lot in there, Bill.

Bill Crow: Sorry.

John Arabia: So a couple of comments. No, it's a great conversation. A couple of comments. LTRR, I think, is trading at a more modest discount than commodity. It's still trading at a small discount, but just again, not as wide as, let's say, a tertiary, 30-year-old, branded full service hotel. We've seen enough trades that those discounts can be 20% to 30% relative to pre-COVID pricing, unless somebody gets lucky and finds the right buyer. So that's one point. Our understanding is the amount of capital being raised to put to work on hotels is pretty significant, and as evidenced by the fact that our investment team gets calls every other day, looking for product for people to buy from us, to be clear. So that's another point. I think you will start seeing a more active transaction environment as the CMBS market thaws. Now that might take time and I don't want anybody taking away that there's a really active CMBS market. It's thawing. I wouldn't say it's robust at this point. But as time goes on, with the amount of liquidity in the system, I would expect that to continue to improve, which should help the transaction market. So I think you'll start to see more trades, and you should start seeing better clarity into where pricing is on assets. I think I hit all your topics. Bill, did I miss something?

Bill Crow: No, I think you got it, John. I appreciate it. But always a good conversation. I hope the family is well, and we'll talk to you soon.

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John Arabia: Thanks, Bill, you as well. Yes. Boys are great, wife's great. Thank you.

Operator: Today's final question comes from Dori Kesten.

John Arabia: Thanks. I think that you said, Dori.

Operator: Dori Kesten of Wells Fargo.

Dori Kesten: Hey, John, Bryan, Marc. So just another look at leisure pricing. When leisure demand does reaccelerate, do you expect to see an outsized increase in the use of loyalty points? Or do you think this will remain still more cash paying.

John Arabia: Yes. We've actually seen quite an increase. People are starting to really redeem their points. Marc, do you have any insights on to that?

Marc Hoffman: Yes. I think we'll continue to see as demand comes back and occupancy comes back to the premium locations. Clearly, right now in Wailea, a lot of our demand, in the 30% to 40% range, depending upon future reservations is loyalty. And I think you'll continue to see that in places people want to go in New Orleans, Boston, et cetera.

Dori Kesten: Can you walk through what kind of headwind that is on rate for you guys. I mean if you removed those, I don't know do you even do this, but if you remove those 30% that are redeeming and it was just cash, what could rate growth be?

Marc Hoffman: Yes. I mean, the only really meaningful hotel for us with points is really Wailea. The rest of our portfolio does a very small percentage of their business for redemptions. Wailea, we have a very strong redemption rate, and what happens there is we end up selling up. So almost all, if not the majority, of our redeemed rooms buy up to further views. So we appreciate the redemption base and certainly at times like this, and it doesn't affect our rate. As John said, we're up 13% at rate year-over-year and even with the slow demand. And our future rates that we're booking out six months look very solid.

Dori Kesten: Okay. John, one last one.

John Arabia: Yes, go for it.

Dori Kesten: What were you going to say? You're up?

Bryan Giglia: It was in Marc's comment, November, we were up 13% in rate.

Dori Kesten: Okay. And if we fast forward three years, what is your gut, John, on how leisure business transient and group demand shifts within your portfolio?

John Arabia: Going forward, three years, how does leisure versus commercial shift? Too many variables in there, Dori. Too many variables to make an educated guess. It will really come down to those hotels that we acquire and those we sell but I don't have a specific answer for you.

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Dori Kesten: Okay. Thank you.

John Arabia: Well, thanks, everybody. Really appreciate the interest in Sunstone. I know the call went quite long today. I appreciate all of the questions and your interest. Please stay safe and get back out on the road. Have a great day. We're around if needed.

Operator: Ladies and gentlemen, that concludes today's conference call. We thank you for your participation. You may now disconnect.

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